Exhibit 10.41

BLUCORA, INC.
2016 EQUITY INDUCEMENT PLAN
NONQUALIFIED STOCK OPTION GRANT NOTICE

TO:    __________________ (“Optionee”)
We are pleased to inform you that you have been selected by Blucora, Inc. (the “Company”) to receive a stock option (the “Option”) to purchase shares of the Company’s Common Stock (the “Shares”) under the Blucora, Inc. 2016 Equity Inducement Plan (the “2016 Inducement Plan”).
The Option is subject to all the terms and conditions set forth in this Nonqualified Stock Option Grant Notice (the “Notice of Grant”) and in the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”) and the 2016 Inducement Plan, which are incorporated by reference into the Notice of Grant. Capitalized terms that are not defined in the Notice of Grant and the Agreement have the meanings given to them in the 2016 Inducement Plan.
Grant Date:
Number of Shares:
Exercise Price Per Share:    $
Option Expiration Date:
Vesting Commencement Date:
Type of Option:    Nonqualified Stock Option
Vesting and Exercisability Schedule: The Option will vest and become exercisable as follows: 33.33% of the total Option will vest on the one-year anniversary of the Vesting Commencement Date, and approximately 16.67% will vest at the end of each six-month period thereafter, such that the Option will be fully vested on the three-year anniversary of the Vesting Commencement Date; provided that vesting will cease upon your Termination of Employment and the unvested portion of the Option will terminate.
Additional Terms/Acknowledgment: You acknowledge and agree that the Notice of Grant and the vesting and exercisability schedule set forth herein do not constitute an express or implied promise of your continued engagement as an employee for the vesting period, for any period, or at all, and shall not interfere with your right or the Company’s right to terminate your employment relationship with the Company or its Related Companies at any time, with or without cause. You further acknowledge and agree that the Option granted hereby is the only Nonqualified Stock Option that has been granted to you in connection with the closing of the acquisition of HD Vest by the Company.

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Exhibit 10.41

You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the 2016 Inducement Plan and the Option.
By your signature below, you agree that the Notice of Grant, the Agreement and the 2016 Inducement Plan constitute your entire agreement with respect to the Option and may not be modified adversely to your interest except by means of a writing signed by the Company and you.

BLUCORA, INC. By: Its:	OPTIONEE Signature
Date:
Attachments: 1. Stock Option Agreement 2. 2016 Equity Inducement Plan	Address: Taxpayer ID:

EXHIBIT A
BLUCORA, INC.
2016 EQUITY INDUCEMENT PLAN
STOCK OPTION AGREEMENT

1.Grant. The Company hereby grants to the optionee listed on the Notice of Grant (the “Optionee”) an Option to purchase the number of Shares and at the exercise price as set forth in the Notice of Grant and subject to the terms and conditions in this Stock Option Agreement (this “Agreement”) and the 2016 Inducement Plan. Unless otherwise defined herein, the terms defined in the 2016 Inducement Plan shall have the same meanings in this Agreement.
2.    Company’s Obligation. Unless and until the Option vests and is exercised, the Optionee will have no right to receive Shares under the Option. Prior to actual distribution of Shares pursuant to any vested and exercised Option, such Option will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.    Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in the Notice of Grant. Any portion of the Option that is vested may be exercised at any time during the period prior to the date the Option terminates. No partial exercise of the Option may be for less than five percent (5%) of the total number of Shares then available under the Option. In no event shall the Company be required to issue fractional shares.
4.    Termination of Option. The unvested portion of the Option will terminate automatically and without further notice immediately upon your Termination of Employment (voluntary or involuntary). The vested portion of the Option will terminate automatically and without further notice on the earliest of the dates set forth below:
a.    three months after your Termination of Employment for any reason other than Disability or death. If you die after your Termination of Employment but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (x) one year after the date of death and (y) the Option Expiration Date;
b.    one year after your Termination of Employment by reason of Disability or death;
c.    immediately upon notification to you of your Termination of Employment for Cause, unless the Committee determines otherwise. If your employment relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after your Termination of Employment, any Option you then hold may be immediately terminated by the Committee; or
d.    the Option Expiration Date.
IT IS YOUR RESPONSIBILITY TO BE AWARE OF THE DATE ON WHICH YOUR OPTION TERMINATES.
5.    Leave of Absence. The effect of a Company-approved leave of absence on the terms and conditions of the Option will be determined by the Committee or chief human resources officer and subject to applicable laws.
6.    Method of Exercise. You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state the election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing.
7.    Form of Payment. You may pay the Option exercise price, in whole or in part, (a) in cash, (b) by wire transfer or check acceptable to the Company, (c) unless the Committee determines otherwise and so long as the Common Stock is registered under the Exchange Act and to the extent permitted by law, by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price, (d) if permitted by the Committee, by having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option or by your tendering already owned shares of Common Stock, or (e) such other consideration as the Committee may permit.
8.    Withholding Taxes. As a condition to the exercise of any portion of the Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise. The Company has the right to retain without notice a sufficient number of Shares to satisfy the withholding obligation. If permitted by the Committee, you may satisfy the withholding obligation by electing to have the Company withhold from the Shares to be issued upon exercise that number of Shares having a fair market value equal to the amount required to be withheld.
9.    Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. The 2016 Inducement Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit you to assign or transfer the Option, subject to such terms and conditions as specified by the Committee. The 2016 Inducement Plan provides for exercise of the Option by the personal representative of your estate or the beneficiary thereof following your death.
10.    Regulatory Restrictions on Issuance of Shares. Notwithstanding the other provisions of this Agreement, if at any time the Company will determine, in its discretion, that the listing, registration or qualification of Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Optionee (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
11.    Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.
12.    No Stockholder Rights. Neither you nor any person entitled to exercise your rights in the event of your death shall have any of the rights of a stockholder with respect to the Shares subject to the Option unless and until the date of issuance under the 2016 Inducement Plan of any such Shares upon the exercise of the Option.
13.    Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by interoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify you from time to time; and to you at your electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as you, by notice to the Company, may designate in writing from time to time.
14.    Committee Decisions Conclusive and Binding. All decisions of the Committee upon any questions arising under the 2016 Inducement Plan or under this Agreement shall be conclusive and binding.
15.    Option Not an Employment Contract. Nothing in the 2016 Inducement Plan or any award granted under the 2016 Inducement Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment relationship at any time, with or without cause.
16.    No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Disability or death) of your Termination of Employment or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in the Option will not constitute an element of damages in the event of your Termination of Employment for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.
17.    Section 409A. The Option is intended to be exempt from the requirements of Section 409A or to satisfy those requirements, and shall be construed accordingly.
18.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of Delaware, without reference to any choice-of-law rules.

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